Chinook Capital Management, LLC
                               4380 SW Macadam Ave
                                    Suite 250
                               Portland, OR 97239


December 13, 2004

                                Letter Agreement

To:      Unified Series Trust
         431 North Pennsylvania Street
         Indianapolis, Indiana  46204

Dear Ladies and Gentlemen:

      You have engaged us to act as the sole investment adviser to the Chinook Emerging Growth Fund (the "Fund") pursuant to the Management Agreement approved by the Board of Trustees. From the date hereof until November 30, 2006, we hereby agree to reimburse the fees and expenses of the Fund, but only to the extent necessary to maintain the Fund's total annual operating expenses, excluding any 12b-1 fees, brokerage fees and commissions, borrowing costs (such as interest and dividend expenses on securities sold short), taxes and extraordinary expenses, at 1.85% of the average daily net assets of the Fund for that period.


                                          Very truly yours,


                                          CHINOOK CAPITAL MANAGEMENT, LLC


                                          By: /s/ Gregory Houser
                                              ----------------------------------
                                              Gregory Houser, Managing Member


                                          Acceptance
                                          ----------

The foregoing is hereby accepted.

                                          UNIFIED SERIES TRUST


                                          By: /s/ Freddie Jacobs, Jr.
                                              ----------------------------------
                                              Freddie Jacobs, Jr., Secretary